As filed with the Securities and Exchange Commission on May 10, 2013

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ORO EAST MINING, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	26-2012582
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

7817 Oakport Street, Suite 205
 Oakland, California 94621
 (Address of Principal Executive Offices, including Zip Code)

Oro East Mining, Inc. 2013 Stock Incentive Plan
(Full title of the plan)

Tian Qing Chen
Chairman and Chief Executive Officer
Oro East Mining, Inc.
7817 Oakport Street, Suite 205,
Oakland, California 94621
(510) 638-5000
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
3823 44th Ave. NE
Seattle, Washington 98105
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Fee
Common Stock, $0.0001 par value	5,000,000	$0.00	$0.00	$0.00

*  The Oro East Mining, Inc. 2013 Stock Incentive Plan (the “Plan”) authorizes the directors to fix the maximum number of shares of common stock of Oro East Mining, Inc. (the “Company” or the “Registrant”), par value $0.0001 per share (“Common Stock”) to be issued under the Plan.   The directors have fixed 5,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder.

**  Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h).  On May 8, 2013, the fair market value of Oro East Mining, Inc. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.00 per share.  The book value of Oro East Mining, Inc. Common Stock is a negative value.  On this basis, the maximum aggregate offering price for the shares being registered hereunder is $0.00.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registration Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written or oral request: Oro East Mining, Inc., 7817 Oakport Street, Suite 205, Oakland, California 94621, telephone number (510) 638-5000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on April 12, 2013; and

(ii) the description of the Company’s common stock in the Company’s Registration Statement on Form S-1 filed October 26, 2011.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

 Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Article VIII of the Certificate of Incorporation of the Registrant provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or certain state laws.

Item 7. Exemption from Registration Claimed

On May 1,2013, the Registrant made an offer to its Chief Financial Officer of 60,000 Restricted Stock Units, as such term is defined in the Plan and which consists solely of common stock of the Company, the underlying shares of which are being registered under this registration statement, pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act, where the sale were made in a non-public offering to “sophisticated investor” who had access to registration-type information about the Registrant.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	Oro East Mining, Inc. 2013 Stock Incentive Plan
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5.1)
23.2	Consent of MaloneBailey, LLP
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on May 10, 2013.

ORO EAST MINING, INC. (Registrant)

By:	/s/ Tian Q. Chen
Name: Tian Q. Chen Title: Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Rex Yuen
Name: Rex Yuen Title: Chief Financial Officer
(Principal Accounting and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tian Qing Chen, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Tian Qing Chen	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors	May 10, 2013
Tian Qing Chen /s/ Rex Yuen		May 10, 2013
Chief Financial Officer (principal financial and accounting officer)
Rex Yuen
/s/ Linda Chen	Director	May 10, 2013
Linda Chen

INDEX TO EXHIBITS

Number	Description
4.1	Oro East Mining, Inc. 2013 Stock Incentive Plan
5.1	Opinion of Law Offices of Thomas E. Puzzo, PLLC
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5.1)
23.2	Consent of MaloneBailey, LLP
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement)